Exhibit 4.1

TELENET ADDITIONAL FACILITY AR ACCESSION AGREEMENT
TERM LOAN AR FACILITY

To:	The Bank of Nova Scotia as Facility Agent and KBC Bank NV as Security Agent

From:
The persons listed in Schedule 1 to this Telenet Additional Facility AR Accession Agreement (the Telenet Additional Facility AR Lenders, such defined term to include any lender which becomes a New Lender in respect of the Term Loan AR Facility, by the execution by the Facility Agent of a Transfer Certificate (or a Transfer Certificate substantially in the form of Schedule 3A (Transfer Certificate (Cash)) or Schedule 3B (Transfer Certificate (Cashless)) (as applicable) to this Telenet Additional Facility AR Accession Agreement)).

Date: 24 January 2020
TELENET BVBA1 - Credit Agreement
dated 1 August 2007, as amended from time to time (the Credit Agreement)

1.	In this Agreement:
Borrower has the meaning given to it in paragraph 16.
Existing Interest Period means the Term which is current in respect of the outstanding Term Loan AN Facility Loan as at the first Utilisation Date in respect of the Term Loan AR Facility Loan.
Existing Security Provider means each of Telenet BVBA (the Company), the Borrower, Telenet International Finance S.à r.l., Telenet Group Holding NV, having its registered office at Neerveldstraat 107, B-1200 Sint-Lambrechts-Woluwe, Belgium and registered with the Crossroads Bank for Enterprises under number 0477.702.333 (RPR/RPM Brussels) and Telenet Group NV2, having its registered office at Neerveldstraat 107, B-1200 Sint-Lambrechts-Woluwe, Belgium and registered with the Crossroads Bank for Enterprises under number 0462.925.669 (RPR/RPM Brussels).
Fee Letter means the fee letter dated 21 January 2020 entered into between the Borrower, the Company, the Mandated Lead Arrangers and the Underwriters (each as defined therein).
Liberty Global Reference Agreement means any or all of (i) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 24 May 2019 between (among others) DLG Acquisitions Limited as parent and National Westminster Bank plc as facility agent; (iii) the credit agreement dated 7 June 2013 between, among others, Virgin Media Investment Holdings Limited as company and The Bank of Nova Scotia as facility agent; (iv) Annex I (Additional Definitions) and Annex II (Covenants) of the credit agreement dated 16 May 2016 entered into between, among others, LGE Coral Holdco Limited as finco, Sable International Finance Limited and Coral-US Co-Borrower LLC as initial borrowers and The Bank of Nova Scotia as administrative agent and (to the extent not covered in the Annexes) the specific provisions relating to that credit agreement set out in Schedule 4 (Amendments, Waivers, Consents and Other Modifications) to Schedule 11 (Eighth Amendments, Waivers, Consents and Other Modifications) of this Agreement (the “Approved Amendments”); (v) the credit

_______________________

1 Formerly known as Telenet Bidco NV and subsequently Telenet NV following the merger of Telenet NV into Telenet Bidco and subsequently Telenet BVBA following the conversion into a BVBA.
2 Formerly known as Telenet Group BVBA and prior to that BASE Company NV.

agreement dated 6 October 2016 in respect of the advance of certain proceeds of the £350,000,000 5.5% receivables financing notes due 2024 issued by Virgin Media Receivables Financing Notes I Designated Activity Company; (vi) the indenture dated 29 January 2015 in respect of the $400,000,000 5.875% senior notes due 2025 and €950,000,000 4.625% senior notes due 2025 issued by Ziggo Bond Finance B.V.; (vii) the credit agreement dated 16 December 2016 between (among others) UPC Broadband Holding B.V. as borrower and The Bank of Nova Scotia as facility agent; (viii) the indenture dated 16 August 2017 in respect of the $700,000,000 6.875% senior notes due in 2027 issued by C&W Senior Financing Designated Activity Company; (ix) the indenture dated 18 October 2017 in respect of the $550,000,000 5.500% senior notes due 2028 issued by UPC Holding B.V.; (x) the indenture dated 13 December 2017 in respect of the $1,000,000,000 5.500% senior secured notes due 2028 and €600,000,000 3.500% senior secured notes due 2028 issued by Telenet Finance Luxembourg Notes S.à r.l.; (xi) the £301,000,000 facilities agreement dated 4 April 2018 between (among others) Virgin Media Investment Holdings Limited as borrower, Virgin Media Receivables Financing Notes II Designated Activity Company as lender and The Bank of New York Mellon, London Branch acting as administrator; (xii) the indenture dated 15 October 2019 in respect of the £400,000,000 4.250% senior secured notes due 2030 issued by Virgin Media Secured Finance PLC; (xiii) the indenture dated 28 October 2019 in respect of $500,000,000 aggregate principal amount of 4.875% senior secured notes due 2030 and €425,000,000 aggregate principal amount of 2.875% senior secured notes due 2030 issued by Ziggo B.V.; and (xiv) the €501,700,000 facilities agreement dated 4 November 2019 between (among others) VZ Financing I B.V. as borrower, VZ Vendor Financing B.V. as lender and The Bank of New York Mellon, London Branch acting as administrator, (in each case as amended from time to time up to the date of this Agreement).
Majority Term Loan AR Facility Lenders means Telenet Additional Facility AR Lenders, the aggregate of whose Term Loan AR Facility Commitments exceeds 50 per cent. of the aggregate of the Term Loan AR Facility Commitments of all Telenet Additional Facility AR Lenders.
Telenet International Finance S.à r.l. means a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, with its registered office at 11 rue de l’industrie, L-8399 Windhof, Grand Duchy of Luxembourg, and registered with the Luxembourg trade and companies register under number B 155.066.
Term Loan AN Facility Loan means each Advance made to the Borrower by the lenders under the Term Loan AN Facility as upsized by each of the Term Loan AN2 Facility and Term Loan AN3 Facility (each as defined in the Additional Facility AN3 Accession Agreement dated 3 October 2019 between, among others, the Borrower and the Facility Agent).
Term Loan AR Facility means the $2,295,000,000 term loan facility made available to the Borrower by the Telenet Additional Facility AR Lenders under this Agreement.
Term Loan AR Facility Commitment means, in relation to a Telenet Additional Facility AR Lender, the amount in U.S. Dollars set opposite its name under the heading “Term Loan AR Facility Commitment” in Schedule 1 of this Agreement, and any such Term Loan AR Commitment transferred to or assumed by it under the Credit Agreement, in each case, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
Term Loan AR Facility Loan means any Advance made available to the Borrower by the Telenet Additional Facility AR Lenders under the Term Loan AR Facility.

2.
Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.	We refer to Clause 2.2 (Telenet Additional Facility) of the Credit Agreement. This Agreement is a Telenet Additional Facility for the purposes of the Credit Agreement.

4.
This Agreement will take effect on the date on which the Facility Agent notifies the Borrower and the Telenet Additional Facility AR Lenders that it has received the documents and evidence set out in Schedule 2 of this Agreement, in each case in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Majority Term Loan AR Facility Lenders (the Effective Date). The Facility Agent must give this notification to the Borrower and the Telenet Additional Facility AR Lenders promptly upon being so satisfied.

5.	We, the Telenet Additional Facility AR Lenders, agree to:

(a)	become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Telenet Additional Facility) of the Credit Agreement; and

(b)
become party to the Intercreditor Agreement as Senior Lenders for the purposes of the Intercreditor Agreement (and as defined therein) and confirm that, as from the date of this Agreement, we intend to be party to the Intercreditor Agreement as a Senior Lender and undertake to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agree that we shall be bound by all the provisions of the Intercreditor Agreement, as if we had been an original party to the Intercreditor Agreement.

6.
The Telenet Additional Facility Commitment in relation to a Telenet Additional Facility AR Lender (for the purpose of the definition of Telenet Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Term Loan AR Facility Commitment.

7.	Any interest due in relation to the Term Loan AR Facility will be payable on the last day of each Term and otherwise in accordance with Clause 11 (Interest) of the Credit Agreement.

8.
The Availability Period for the Term Loan AR Facility shall be the period from and including the Effective Date up to and including 45 Business Days thereafter or such other date agreed between the Telenet Additional Facility AR Lenders and the Company.

8A.
Subject to the terms of this Agreement, the Telenet Additional Facility AR Lenders make available to the Borrower a term loan facility in an amount equal to the aggregate of the Term Loan AR Facility Commitments.

9.
The Term Loan AR Facility may be drawn by up to two Advances (or any other number of Advances agreed between the Telenet Additional Facility AR Lenders and the Company) and no more than two Requests (or any other number of Requests agreed between the Telenet Additional Facility AR Lenders and the Company) may be made in respect of the Term Loan AR Facility under the Credit Agreement.

10.
The Term Loan AR Facility Loans will be used for general corporate purposes and/or working capital purposes, including without limitation, the redemption, refinancing, repayment or prepayment of existing indebtedness of any member of the Group and/or the payment of any fees and expenses in connection with the Term Loan AR Facility or other transactions related thereto.

11.	The Final Maturity Date in respect of this Term Loan AR Facility will be 30 April 2028 or such other date agreed between the Telenet Additional Facility AR Lenders and the Company.

12.	The outstanding Term Loan AR Facility Loans will be repaid in full on the Final Maturity Date in respect of the Term Loan AR Facility.

13.	The Margin in relation to the Term Loan AR Facility is 2.00 per cent. per annum or such other rate agreed between the Telenet Additional Facility AR Lenders and the Company.

14.
The first Term to apply to each Term Loan AR Facility Loan will be a period running from the first Utilisation Date in respect of that Term Loan AR Facility Loan up to (but excluding) the last Business Day of the Existing Interest Period.

15.
The interest on the Term Loan AR Facility will accrue and be payable in accordance with Clause 11.1 (Calculation of Interest) of the Credit Agreement, and will be the sum of LIBOR and the applicable Margin. For the avoidance of doubt, each party to this Agreement accepts and acknowledges that LIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement provided that if LIBOR as determined in accordance with that definition is less than zero, it shall be deemed to be zero and, provided further that, in relation to the first Term to apply to each Term Loan AR Facility Loan, LIBOR shall mean the LIBOR rate calculated for the Existing Interest Period.

16.
The Borrower in relation to the Term Loan AR Facility shall be Telenet Financing USD LLC (the Borrower), a limited liability company incorporated under the laws of the State of Delaware with its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and its principal office at Boeing Avenue 53, 1119 PE Schiphol-Rijk, Netherlands.

17.
Each Term Loan AR Facility Loan shall be issued at 99.75% of par provided that no original issue discount shall be payable on any Term Loan AR Facility Loan arising from an increase in the Term Loan AR Facility Commitments effected in accordance with paragraph 2 (OID Fees Funding) of the Fee Letter.

18.	If on or prior to the date falling 6 months after the date of this Agreement (but not otherwise) the Borrower:

(a)
makes any prepayment of the Term Loan AR Facility in connection with any Repricing Transaction (as defined below) other than where such prepayment is funded by the issuance of notes by any Obligor, any member of the Group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Group; or

(b)
effects any amendment of this Agreement or the Credit Agreement resulting in a Repricing Transaction, other than, for the avoidance of doubt, any amendments contemplated in the Approved Amendments resulting in a Repricing Transaction, the Borrower shall, in each case, pay to the Facility Agent, for the account of each applicable Telenet Additional Facility AR Lender:

(c)
in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Telenet Additional Facility AR Lender’s Term Loan AR Facility Loan which is prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and

(d)
in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the Term Loan AR Facility Loans of each Telenet Additional Facility AR Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Lender to consent to such amendment on or prior to the date falling 6 months after the date of this Agreement and such prepayment fee shall be due and payable on the effective date of such assignment.

In this paragraph:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loan AR Facility Loans with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term Loan AR Facility Loans which have (or any amendment to this Agreement or the Credit Agreement which results in) an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the Term Loan AR Facility Loans.
19.

(a)
Provided that any upsizing of the Term Loan AR Facility permitted under this paragraph 19 will not breach any term of the Credit Agreement, the Term Loan AR Facility may be upsized by any amount, by the signing of one or more further Telenet Additional Facility AR Accession Agreements, that specify

(along with the other terms specified therein) Telenet Financing USD LLC as the sole Borrower and which specify Term Loan AR Facility Commitments denominated in U.S. Dollars, to be drawn in U.S. Dollars, with the same Final Maturity Date and Margin as specified in this Agreement.

(b)
For the purposes of this paragraph 19 (unless otherwise specified), references to Term Loan AR Facility Loans shall include Advances made under any such further and previous Telenet Additional Facility AR Accession Agreement.

(c)
Where any Term Loan AR Facility Loan has not already been consolidated with any other Term Loan AR Facility Loan, on the last day of any Term for that unconsolidated Term Loan AR Facility Loan, that unconsolidated Term Loan AR Facility Loan will be consolidated with any other unconsolidated Term Loan AR Facility Loan which has a Term ending on the same day as that unconsolidated Term Loan AR Facility Loan, and all such Term Loan AR Facility Loans will then be treated as one Advance under the Term Loan AR Facility.

20.
For the purposes of any amendment or waiver, consent or other modification (including, with respect to any existing Default or Event of Default) that may be sought by the Company under the Credit Agreement or any other Finance Document on or after the date of this Agreement, each Telenet Additional Facility AR Lender hereby consents (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Counterparty, in its capacity as a Hedge Counterparty), and agrees to procure that, unless it is prohibited from doing so, any of its Affiliates or related funds that are Lenders under a Revolving Facility or Hedge Counterparties consent (in their capacity as Lenders under a Revolving Facility or Hedge Counterparties, as applicable) to any and all of the following:

(a)     any and all amendments contemplated by the Approved Amendments;

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the Approved Amendments or to conform any Finance Document to the Approved Amendments; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to any Liberty Global Reference Agreement referred to at paragraphs (iv) to (vi) and (viii) to (xiv) of that definition, shall be limited to those that are mechanical in nature unless specifically referenced in the Approved Amendments and, in each case, any consequential amendments, waivers, consents or modifications), and this Agreement shall constitute the irrevocable and unconditional written consent of each Telenet Additional Facility AR Lender (in the capacity of a Lender, and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty) and the agreement of each Telenet Additional Facility AR Lender to procure, unless it is prohibited from doing so, that each of its Affiliates and related funds that is a Lender under a Revolving Facility or a Hedge Counterparty provides irrevocable and unconditional written consent in that capacity in respect of such amendments, waivers, consents or other modifications to the Finance Documents for the purposes of Clause 28 (Amendments and Waivers) of the Credit Agreement, and Clause 28 (Consents, Amendments and Override) of the Intercreditor Agreement (as applicable), and any clause in any other Finance Document relating to amendments of that Finance Document, without any further action required on the part of any party thereto.

21.
Each Telenet Additional Facility AR Lender waives (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Counterparty, in its capacity as a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates and related funds that are Lenders under a Revolving Facility or Hedge Counterparties waive (in their capacity as Lenders under a Revolving Facility or as Hedge Counterparties, as applicable) receipt of any fee in connection with the foregoing consents, notwithstanding that other consenting Lenders under the Credit Agreement or Hedge Counterparties under the

Intercreditor Agreement may be paid a fee in consideration of such Lenders’ or Hedge Counterparties’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

22.
Each Telenet Additional Facility AR Lender hereby acknowledges and agrees (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Counterparty, in its capacity as a Hedge Counterparty) and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates and related funds that are Lenders under a Revolving Facility or Hedge Counterparties acknowledge and agree (in their capacity as Lenders under a Revolving Facility or Hedge Counterparties, as applicable) that the Facility Agent and/or the Security Agent may, but shall not be required to, send to it any further formal amendment request in connection with all, or any of the proposed amendments referred to under paragraph 20 above and the Facility Agent and/or the Security Agent (as applicable) shall be authorised to consent on behalf of it, as a Lender under one or more Facilities or Telenet Additional Facilities and as a Hedge Counterparty under the Intercreditor Agreement, to any such proposed amendments set out under paragraph 20 above (and the Facility Agent and/or the Security Agent shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, or the Hedge Counterparties, have consented to the relevant amendment, waiver or other modification in accordance with Clause 28 (Amendments and Waivers) of the Credit Agreement, and Clause 28 (Consents, Amendments and Override) of the Intercreditor Agreement (as applicable), and any clause relating to amendments in any other Finance Document.

23.
On the first Utilisation Date in respect of the Term Loan AR Facility, the Borrower confirms, on behalf of itself and the Company confirms on behalf of itself and each other Obligor, that the Repeating Representations required to be made with respect to Utilisations are true and correct in all material respects as if made at the first Utilisation Date in respect of the Term Loan AR Facility with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

24.	[Reserved].

25.
Each of the Guarantors party to this Agreement confirms that its obligations under Clause 17 (Guarantee and Indemnity) of the Credit Agreement and each of the Existing Security Providers party to this Agreement confirms that the Security Interests created pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of the Term Loan AR Facility and that such obligations shall be owed to each Finance Party including the Telenet Additional Facility AR Lenders.

26.	Each Telenet Additional Facility AR Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

27.
Each of the Telenet Additional Facility AR Lenders agrees that, without prejudice to Clause 29.4 (Procedure for Transfer by way of Novation) of the Credit Agreement, each New Lender (as defined in the Transfer Certificate referred to below) shall become, by the execution by the Facility Agent of a Transfer Certificate (or a Transfer Certificate substantially in the form of Schedule 3A (Transfer Certificate (Cash)) or Schedule 3A (Transfer Certificate (Cashless)), as applicable, to this Agreement), bound by the terms of this Agreement as if it were an original party hereto as a Telenet Additional Facility AR Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Agreement as a Telenet Additional Facility AR Lender.

28.
The Facility Office and address for notices of each Telenet Additional Facility AR Lender for the purposes of Clause 36.2 (Contact Details) of the Credit Agreement will be that notified by each Telenet Additional Facility AR Lender to the Facility Agent.

29.	For the purposes of the Term Loan AR Facility and any Term Loan AR Facility Loan, and notwithstanding any provision of a Finance Document to the contrary:

(a)	The following defined terms shall have the following meanings in the Finance Documents:
Luxembourg means the Grand Duchy of Luxembourg;
Luxembourg Guarantor means a Guarantor incorporated in Luxembourg; and
Luxembourg Obligor means an Obligor incorporated in Luxembourg.

(b)	Where they relate to a Luxembourg company, references in the Finance Documents to:

(i)
a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(iii)
a security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(iv)	a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

(c)	Any guarantee given by any Luxembourg Guarantor does not constitute a suretyship (cautionnement) in the sense of articles 2011 and subsequent of the Luxembourg civil code.

(d)
The maximum liability of any Luxembourg Guarantor under the Finance Documents shall be limited so that the maximum amount payable by the relevant Luxembourg Guarantor for the obligations of any Obligor, which is not a direct or indirect Subsidiary of such Luxembourg Guarantor, hereunder shall at no time exceed the Maximum Amount.

Maximum Amount of any Luxembourg Guarantor means the sum of an amount equal to the aggregate (without duplication) of:

(i)
all moneys received by that Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) as borrower under or pursuant to the Finance Documents; and

(ii)
the aggregate amount of the outstanding intercompany loans made to the Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) by other members of the Group which have been funded with moneys received by the Borrowers under the Finance Documents (the Loan Amount); and

(iii)	an amount equal to 95% of the greater of:

(A)	the market value of the assets of the Luxembourg Guarantor at the time the guarantee is called less the Liabilities, other than the Loan Amount, at the time the guarantee is called; and

(B)	the market value of the assets of the Luxembourg Guarantor at the date of this Agreement less the Liabilities, other than the Loan Amount, at the time the guarantee is called.
Liabilities means all existing liabilities (other than any liabilities owed to the direct or indirect shareholders of the Luxembourg Guarantor) incurred, from time to time, by the Luxembourg Guarantor and as reflected, from time to time, in the books of the Luxembourg Guarantor.
If the parties to this Agreement fail to reach an agreement as to the market value of the assets as referred to under paragraph (iii) above, such market value shall be determined, at the sole cost of the Luxembourg Guarantor (provided such costs are properly and reasonably incurred and documented), by (1) an independent investment bank appointed for this purpose by the Finance Parties or (2) a Luxembourg réviseur d’entreprises agréé appointed upon the request of any of the Finance Parties.

(e)
Telenet International Finance S.à r.l. hereby expressly accepts and confirms, for the purposes of Articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement or the Finance Documents, the guarantee given by it guarantees all obligations of each Luxembourg Obligor (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and any security created under this Agreement or the Finance Documents shall be preserved for the benefit of any New Lender and each Luxembourg Obligor hereby accepts and confirms the aforementioned.

(f)
Qualifying Lender means, in the case of a Luxembourg Borrower, a Lender which is entitled to receive interest payments free of withholding tax levied pursuant to the Luxembourg law of 23 December 2005, as amended, introducing a withholding tax of 20% on payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the benefit of an individual beneficial owner who is resident of Luxembourg or, in the case of any other Borrower, has the meaning given to that term in the Credit Agreement.

30.	Each Existing Security Provider (other than the Company) irrevocably appoints the Company to act as its agent:
(a)    to give and receive all communications under the Finance Documents;
(b)    to supply all information concerning itself to any Finance Party; and
(c)    to sign all documents under or in connection with the Finance Documents.
Any communication given to the Company in connection with a Finance Document will also be deemed to have been given to the other Existing Security Providers and each Finance Party may assume that any communication made by the Company is made with the consent of the other Existing Security Providers.

31.	If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

32.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

33.
Clause 39.1 (Jurisdiction) of the Credit Agreement is incorporated into this Agreement as if set out in full and as if references in that clause to a “Finance Document” are references to this Agreement.

34.
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

35.	This Agreement is a Creditor Accession Undertaking as defined in the Intercreditor Agreement.
THIS AGREEMENT is executed and delivered as a Deed on the date stated at the beginning of this Agreement.

SCHEDULE 1
TELENET ADDITIONAL FACILITY AR LENDERS AND TERM LOAN AR FACILITY COMMITMENTS

Telenet Additional Facility AR Lender	Term Loan AR Facility Commitment
The Bank of Nova Scotia	$2,295,000,000

Total	$2,295,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Obligors

(a)	A copy of the articles of association or equivalent constitutional documents of each Obligor and each Existing Security Provider.

(b)
A copy of a resolution of the board of directors or equivalent of each Obligor and each Existing Security Provider approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Documents to which it is, or will become, a party.

(c)
A specimen of the signature of each person authorised on behalf of each Obligor and each Existing Security Provider to execute or witness the execution of this Agreement and any other Finance Document or to sign or send any document or notice in connection with this Agreement and any other Finance Document.

(d)
An up-to-date extract from the Luxembourg Trade and Companies Register in respect of each Obligor and each Existing Security Provider incorporated in Luxembourg or, to the extent such Obligor or Existing Security Provider is not registered with the Luxembourg Trade and Companies Register, a certificate from a notary residing in Luxembourg.

(e)
An up-to-date negative certificate (certificat de non-inscription d'une decision judiciaire) issued by the Luxembourg Trade and Companies register in respect of each Obligor and each Existing Security Provider incorporated in Luxembourg or, to the extent such Obligor or Existing Security Provider is not registered with the Luxembourg Trade and Companies Register, a certificate on solvency of an authorised signatory of the relevant Obligor or Existing Security Provider (as applicable).

(f)	A certificate of an authorised signatory of the Company:

(i)	confirming that utilising the Total Commitments (including the Term Loan AR Facility Commitments) in full would not breach any limit binding on any Obligor or Existing Security Provider; and

(ii)	certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy (Belgium) LLP, Belgian legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy, société en commandite simple (Luxembourg), Luxembourg legal advisers to the Facility Agent, addressed to the Finance Parties.

(d)	A legal opinion of Ropes & Gray International LLP, Delaware legal advisers to the Obligors and Existing Security Providers, addressed to the Finance Parties.

3.	Other Documents

(a)	A duly executed copy of the Fee Letter.

SCHEDULE 3A
TRANSFER CERTIFICATE (CASH)

To:	The Bank of Nova Scotia as Facility Agent and Telenet Financing USD LLC as Borrower

From:	[THE EXISTING LENDER] and [THE NEW LENDER]
Date: 2020
Telenet BVBA3 - credit facilities agreement originally dated August 1, 2007 (as amended and restated from time to time), by and among Telenet BVBA and The Bank of Nova Scotia (originally BNP Paribas and then Toronto Dominion (Texas) LLC) as facility agent and KBC Bank NV as security agent (the Credit Agreement)
Unless otherwise defined herein, terms defined in the Credit Agreement have the same meanings when used in this Transfer Certificate, or, if not defined in the Credit Agreement, terms defined in the Telenet Additional Facility AR Accession Agreement (as defined below), have the same meaning in this Transfer Certificate.
We refer to:

(a)	Clause 29.4 (Procedure for Transfer by Way of Novations) of the Credit Agreement;

(b)	Clause 22.3 (Change of Senior Lender, Pari Passu Creditors, Second Lien Lender and Noteholders) of the Intercreditor Agreement; and

(c)
the Telenet Additional Facility Accession Agreement dated [●] 2020, pursuant to which a [$][●] term loan facility is made available to the Borrower as a Telenet Additional Facility (Term Loan AR Facility) under the Credit Agreement (the Telenet Additional Facility AR Accession Agreement).

1.
We, [ ] (the Existing Lender) agree to novate and we, [ ] (the New Lender) agree to accept novation of all the Existing Lender's rights and obligations referred to in the Schedule on and from the Effective Date in accordance with Clause 29.4 (Procedure for Transfer by Way of Novations) of the Credit Agreement and Clause 22.3 (Change of Senior Lender, Pari Passu Creditors, Second Lien Lender and Noteholders) of the Intercreditor Agreement.

2.
The New Lender confirms that it is bound by the terms of the Telenet Additional Facility AR Accession Agreement from the Effective Date as if it were an original party thereto as a Telenet Additional Facility AR Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to the Telenet Additional Facility AR Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to the Telenet Additional Facility AR Accession Agreement as a Telenet Additional Facility AR Lender.

3.
For the purposes of Articles 1278 and 1281 of the Luxembourg Civil Code and Article 1278 of the Belgian Civil Code, each of the Existing Lender, the Facility Agent, the New Lender and the Security Agent agree and each of the Existing Security Providers and Guarantors acknowledge and accept that the Security Documents will be preserved for the benefit of the New Lender in accordance with Clause 29.4 (Procedure for transfer by way of novations) of the Credit Agreement.

_______________________

3 Formerly known as Telenet Bidco NV and subsequently Telenet NV following the merger of Telenet NV into Telenet Bidco and subsequently Telenet BVBA following the conversion into a BVBA.

4.	The New Lender represents on the date of this Transfer Certificate that:

(a)	it is a Qualifying Lender; and

(b)	it is not a Lender that has met the conditions described in any of paragraphs (a) to (c) of Clause 12.6 (U.S. Taxes) of the Credit Agreement.

5.	This Transfer Certificate shall take effect on the date of this Transfer Certificate.

6.	For the purposes of this Transfer Certificate, Effective Date means the date specified under the Facility Agent’s name in the relevant signature page to this Transfer Certificate.

7.
Each party to this document agrees, the Facility Agent agrees on behalf of each Finance Party, and Telenet BVBA agrees on behalf of each Obligor, that this document is a Transfer Certificate notwithstanding that its form is different to that required by the Credit Agreement.

8.
We, the New Lenders, agree to become party to the Intercreditor Agreement as Senior Lenders (as defined therein) for the purposes of the Intercreditor Agreement and confirm that, as from the date of this Transfer Certificate, we intend to be party to the Intercreditor Agreement as a Senior Lender and undertake to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agree that we shall be bound by all the provisions of the Intercreditor Agreement, as if we had been an original party to the Intercreditor Agreement.

9.
This Transfer Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Transfer Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Transfer Certificate.

10.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Rights and obligations to be novated:
EXISTING LENDER
Existing Lender’s Term Loan AR Facility Commitment: $[●]
Assignee: New Lender

NEW LENDER

Facility Office	[ ]
Address for notices for administrative purposes [ ]
Address for notices for credit purposes [ ]

[The Existing Lender], as the Existing Lender

By:

Name:
Title

EXECUTED AS A DEED
[The New Lender], as the New Lender

By:
Name:
Title:

By:
Name:
Title:

TELENET BVBA, as Obligors agent

By:
Name:
Title:

TELENET BVBA, as Existing Security Providers agent

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as Facility Agent

By:
Name:
Title:
Date:
The Facility Agent confirms that the Effective Date is the date on which it and the Security Agent countersigns this Transfer Certificate.

KBC BANK NV, as Security Agent

By:
Name:
Title:
Date:

SCHEDULE 3B
TRANSFER CERTIFICATE (CASHLESS)

To:	The Bank of Nova Scotia as Facility Agent and Telenet Financing USD LLC as Borrower

From:	[●]
Date: 2020
Telenet BVBA4 - credit facilities agreement dated August 1, 2007 (as amended and restated from time to time), by and among Telenet BVBA and The Bank of Nova Scotia (originally BNP Paribas and then Toronto Dominion (Texas) LLC) as facility agent and KBC Bank NV as security agent (the Credit Agreement)
Terms defined in the Credit Agreement have the same meanings when used in this Transfer Certificate, or, if not defined in the Credit Agreement, terms defined in the Telenet Additional Facility AR Accession Agreement (as defined below), have the same meaning in this Transfer Certificate.
We refer to:

(a)	Clause 29.4 (Procedure for Transfer by way of Novations) of the Credit Agreement;

(b)	Clause 22.3 (Change of Senior Lender, Pari Passu Creditors, Second Lien Lender and Noteholders) of the Intercreditor Agreement; and

(c)
the Telenet Additional Facility Accession Agreement dated [●] 2020, pursuant to which a [$][●] term loan facility is made available to the Borrower as a Telenet Additional Facility (Term Loan AR Facility) under the Credit Agreement (the Telenet Additional Facility AR Accession Agreement).

1.
[●] (the Existing AN Lender) agrees to novate and [●] (the New AN Lender) agrees to accept novation on the Effective Date of all the Existing AN Lender's rights and obligations referred to in the Schedule in accordance with Clause 29.4 (Procedure for transfer by way of Novations) of the Credit Agreement and Clause 22.3 (Change of Senior Lender, Pari Passu Creditors, Second Lien Lender and Noteholders) of the Intercreditor Agreement.

2.
[●] (the Existing AR Lender) agrees to novate and [●] (the New AR Lender) agrees to accept the novation on the Effective Date of all the Existing AR Lender's rights and obligations referred to in the Schedule in accordance with Clause 29.4 (Procedure for transfer by way of Novations) of the Credit Agreement and Clause 22.3 (Change of Senior Lender, Pari Passu Creditors, Second Lien Lender and Noteholders) of the Intercreditor Agreement.

3.
The aggregate Existing Term Loan AN Facility Commitment will be equal to the aggregate Existing Term Loan AR Facility Commitment (each term as referred to in the Schedule to this Transfer Certificate). The Existing AN Lender's obligation to transfer the Existing Term Loan AN Facility Commitment to the New AN Lender and the Existing AR Lender’s obligation to transfer the Existing Term Loan AR Facility Commitment to the New AR Lender, will each be deemed to be satisfied by the deemed transfer of the other, in each case on the Effective Date.

_______________________

4 Formerly known as Telenet Bidco NV and subsequently Telenet NV following the merger of Telenet NV into Telenet Bidco and subsequently Telenet BVBA following the conversion into a BVBA.

4.
The New AN Lender confirms that it is bound by the terms of the Telenet Additional Facility AN Accession Agreement from the Effective Date as if it were an original party thereto as a Telenet Additional Facility Lender and shall acquire the same rights and assume the same obligations towards the other parties to the Telenet Additional Facility AN Accession Agreement as would have been acquired and assumed had the New AN Lender been an original party to the Telenet Additional Facility AN Accession Agreement as a Telenet Additional Facility Lender.

5.
The New AR Lender confirms that it is bound by the terms of the Telenet Additional Facility AR Accession Agreement from the Effective Date as if it were an original party thereto as a Term Loan AR Facility Lender and shall acquire the same rights and assume the same obligations towards the other parties to the Telenet Additional Facility AR Accession Agreement as would have been acquired and assumed had the New AR Lender been an original party to the Telenet Additional Facility AR Accession Agreement as a Term Loan AR Facility Lender.

6.	For the purposes of Article 1278 and 1281 of the Luxembourg Civil Code and Article 1278 of the Belgian Civil Code:

(a)
the Existing AN Lender, the Facility Agent and the New AN Lender agree, and each of the Existing Security Providers and Guarantors acknowledge and accept, that the Security Documents will be preserved for the benefit of the New AN Lender, and

(b)
the Existing AR Lender, the Facility Agent and the New AR Lender agree, and each of the Existing Security Providers and Guarantors acknowledge and accept, that the Security Documents will be preserved for the benefit of the New AR Lender, in each case in accordance with Clause 29.4 (Procedure for transfer by way of Novations) of the Credit Agreement.

7.	The New AN Lender and the New AR Lender each represents on the date of this Transfer Certificate that it is a Qualifying Lender.

8.	This Transfer Certificate shall take effect on the date of this Transfer Certificate.

9.	For the purposes of this Transfer Certificate, “Effective Date” means the date specified under the Facility Agent's name in the relevant signature page to this Transfer Certificate.

10.
Each party to this document agrees, the Facility Agent agrees on behalf of each Finance Party, and Telenet BVBA agrees on behalf of each Obligor, that this document is a Transfer Certificate notwithstanding that its form is different to that required by the Credit Agreement.

11.
This Transfer Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Transfer Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Transfer Certificate.

12.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Rights and obligations to be novated:

1.	Existing AN Lender
Existing Term Loan AN Facility Commitment: $
Transferee: New AN Lender

2.    Existing AR Lender
Existing Term Loan AR Facility Commitment: $
Transferee: New AR Lender

[●], as the New AN Lender

By:
Name:
Title:

[●], as the Existing AR Lender

By:
Name:
Title:

[●], as the Existing AN Lender

By:
Name:
Title:

[●], as the New AR Lender

By:
Name:
Title:

TELENET BVBA, as Obligors agent

By:
Name:
Title:

TELENET BVBA, as Existing Security Providers agent

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as Facility Agent

By:
Name:
Title:
Date:
The Facility Agent confirms that the Effective Date is the date on which it countersigns this Transfer Certificate.

SCHEDULE 4
AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
[INTENTIONALLY LEFT BLANK]

SCHEDULE 5
FURTHER AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
[INTENTIONALLY LEFT BLANK]

SCHEDULE 6
ADDITIONAL AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
[INTENTIONALLY LEFT BLANK]

SCHEDULE 7
FOURTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 7 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement and the Intercreditor Agreement (as applicable). All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement and the Intercreditor Agreement (as applicable).

1.
Transfers: amend clause 29.3 (Transfers by Lenders) of the Credit Agreement to provide that the consent of the Company is not required for any assignment or transfer by a Lender if an Event of Default is outstanding pursuant to any of clauses 22.2 (Non-payment), 22.6 (Insolvency), 22.7 (Insolvency Proceedings), 22.8 (Creditors’ Process) or 22.9 (Similar Proceedings) only (rather than if any Event of Default is outstanding).

2.
New RCF Maintenance Covenant: amend the Credit Agreement to provide that amendments and waivers of Clause 20.2 (Net Total Debt to Consolidated Annualised EBITDA) to 20.4 (Cure provisions) and the new acceleration clause at (d) above shall only be made with the consent of the Company and the Composite Revolving Facility Instructing Group and shall not require the consent of any other Finance Party.

SCHEDULE 8
FIFTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 8 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement and the Intercreditor Agreement (as applicable). All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement and the Intercreditor Agreement (as applicable).
In this Schedule, references to "recent Liberty precedent" shall be construed to mean any Liberty Global Reference Agreement.

1.
Lender Assignments: amend Clause 29 (Changes to Parties) of the Credit Agreement to provide that Lenders may transfer their rights and obligations under the Credit Agreement by way of assignment (subject to equivalent conditionality (including as set out in Clause 29.3 (Transfers by Lenders of the Credit Agreement)) as applies to the regime for transfers by Lenders of their rights and obligations by way of novation under the Credit Agreement and otherwise in accordance with recent Liberty precedent).

SCHEDULE 9
SIXTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 9 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement and the Intercreditor Agreement (as applicable). All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement and the Intercreditor Agreement (as applicable).

1.
Solvent Liquidation: Amend the Credit Agreement to provide for releases of Security as a result of, and in connection with, any solvent liquidation or dissolution that complies with Clause 21.24 (Internal Reorganisations) of the Credit Agreement.

2.	Waivers: Add a new limb to Clause 28.1 (Procedure) as follows:
“Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company.”

3.	Transfers: Delete paragraph (b) of Clause 29.3 (Transfers by Lenders) in its entirety and replace it with the following:
“Any transfer under paragraph (a) above shall be for an amount of not less than €2,000,000 or $2,000,000 (in the case of participations in Advances denominated in euro or Dollars, respectively) (or if less, the aggregate of the Commitments of that Existing Lender).”

SCHEDULE 10
SEVENTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 10 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
References in this Schedule 10 to “recent Liberty precedents” shall be construed to mean any Liberty Global Reference Agreement.

1.	Sub-participations:
Amend Clause [23.14 (Relationship with Lenders)] to include an additional sub-paragraph as follows:
“Without limitation of any other provision of this Agreement, no transfer of an interest in an Advance or Commitment hereunder shall be effective unless and until recorded in the register referred to in this Clause 23.14.”

2.	Alternative Benchmarks:

(a)	Add the following new definitions to Clause 1.1 (Definitions) as follows:
“Alternative Benchmark Commencement Date” means any Business Day on which the Facility Agent and the Company agree upon an Alternative Benchmark Rate.
“Alternative Benchmark Rate” means any alternative benchmark rate agreed in writing between the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and the Company (in each case, acting reasonably) from time to time, provided that the Facility Agent and the Company shall consider the benchmark rates being used at that time in the then prevailing market for syndicated debt financings of a similar size to, and in the same currencies as, the Facilities.

(b)	Replace the definition of “Screen Rate” in Clause 1.1 (Definitions) with the following:
“Screen Rate” means:
(a)    in relation to LIBOR:

(i)
at any time prior to an Alternative Benchmark Commencement Date in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or

(ii)
at any time on or following an Alternative Benchmark Commencement Date in relation to LIBOR, the Alternative Benchmark Rate for the relevant currency and period displayed on any page of any screen of an information service as the Facility Agent may specify after consultation with the Company on or about the relevant Alternative Benchmark Commencement Date; and

(b)    in relation to EURIBOR:

(i)
at any time prior to an Alternative Benchmark Commencement Date in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or

(ii)
at any time on or following an Alternative Benchmark Commencement Date in relation to EURIBOR, the Alternative Benchmark Rate for Euro for the relevant period displayed on any page of any screen of an information service as the Facility Agent may specify after consultation with the Company on or about the relevant Alternative Benchmark Commencement Date, provided that, in each case, if such page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

3.	Cost of Funds:

(a)
Amend paragraph (b) of Clause 13.4 (Cost of Funds) such that it also applies if LIBOR or EURIBOR is to be determined by reference to a Reference Bank Rate or an Alternative Reference Bank Rate and to provide that, in entering into negotiations with the Company with a view to agreeing a substitute basis for determining the rate of interest, the Facility Agent may act in its sole discretion and will not be required to consult with or seek any consent or instruction from the Lenders or any other Finance Party.

(b)	Delete paragraph (c) of Clause 13.4 (Cost of Funds) and replace it with the following:
“Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and the Company, be binding on all Parties.”

4.	Amendments and Waivers:
Add a new Clause 28.8 (Screen Rate) as follows:
“28.8    Screen Rate
If any Screen Rate is not available for a currency which can be selected for an Advance, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and the Company (in each case, acting reasonably) from time to time, provided that the Facility Agent and the Company shall consider the benchmark rates being used at that time in the then prevailing market for syndicated debt financings of a similar size to, and in the same currencies as, the Facilities.”

5.	Defaulting Lender Disenfranchisement: in addition to paragraph 10 of Schedule 4, provide in the Credit Agreement as follows:
“In ascertaining the Majority Lenders, affected Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, a Defaulting Lender’s Commitments and participations will be deemed to be zero.”

6.	Defaulting Lenders: amend Clause 29.3 (Transfers by Lenders) in order that the following is included as a new Clause 29.3(h):

“(h)
Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign or transfer any of its rights, benefits or obligations under the Finance Documents to a New Lender that is a Defaulting Lender.”

7.	Amendments: add a new paragraph (d) to Clause 28.2 (Exceptions) as follows:
“No amendment or waiver of a term of any Ancillary Facility Document shall require the consent of any Finance Party other than the relevant Ancillary Facility Lender.”

8.	Amendments and waivers:

(a)	Amend Clause 28.2 (Exceptions) to add an additional limb (d) as follows:

“(d)
Notwithstanding any other provision of this Clause 28 (Amendments and Waivers), the Facility Agent may at any time without the consent or sanction of the Lenders, concur with the Company in making any modifications to any Finance Document, which in the opinion of the Facility Agent would be proper to make provided that the Facility Agent is of the opinion that such modification:

(i)
would not be materially prejudicial to the position of any Lender and in the opinion of the Facility Agent such modification is of a formal, minor or technical nature or is to correct a manifest error;

(ii)
relates to the increase in the principal amount of a Commitment of a Lender in relation to any Facility and such increased Commitment has been requested by the Company to fund any original issue discount required to be paid to that Lender in relation to that Facility under any Finance Document;

(iii)    is of a minor, operational or technical nature; or

(iv)	which relates to the implementation of any alternative basis for the calculation of interest that is binding on all Parties in accordance with paragraph (c) of Clause 13.4 (Cost of Funds).
Any modification made in accordance with this paragraph (d) shall be made on such terms as the Facility Agent may determine, shall be binding upon the Lenders, and shall be notified by the Company to the Lenders as soon as practicable thereafter.”

(b)	Amend Clause 28.2 (Exceptions) to include the words “Subject to Clause 28.6 (Structural Adjustments) below,” at the beginning of paragraph (a).

(c)	Amend paragraph (a) of Clause 28.3 (Non Consenting Lenders) to delete limb (iii) in its entirety.

(d)	Add an additional provision to Clause 28.2 (Exceptions) as follows:
“A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 17 (Guarantee and indemnity) or a release of any Security under the Security Documents, in each case, other than in accordance with the terms of any Finance Document shall require the prior written consent of affected Lenders whose share in the outstanding Utilisations and whose undrawn Commitments amount in aggregate to more than 75 per cent. of all of the outstanding Utilisations and undrawn Commitments.”

SCHEDULE 11

EIGHTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 11 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.

References in this Schedule 11 to “recent Liberty precedents” shall be construed to mean any Liberty Global Reference Agreement.

1.	Construction:

(e)	Add new sub-paragraphs to Clause 1.2 (Construction) as follows:
(i)

(A)
In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in this Agreement, the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions).

(B)
Any amounts incurred or actions taken on the basis of any basket, test or permission where an element is set by reference to a percentage of Consolidated EBITDA, Consolidated Annualised EBITDA or Total Assets (“EBITDA or Total Assets based basket”) shall (provided that such amounts or actions taken are, at the time of incurrence or being taken, duly and properly incurred or taken in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred or taken without the occurrence of a Default or Event of Default in the event that such EBITDA or Total Assets based basket subsequently decreases.”

(f)	Where relevant in the Credit Agreement, amend references to “company” or “entity” to “person” in accordance with sub-paragraph (c)(xiii) of Clause 1.2 (Construction).

2.	U.S. Borrower: include the following words at the end of the definition of “U.S. Borrower” at Clause 1.1 (Definitions): “which, in each case, has not ceased to be a Borrower”.

3.
Accession Agreement: amend the definition of “Accession Agreement” in Clause 1.1 (Definitions) of the Credit Agreement by inserting the words “(including any applicable limitation language)” after the words “Schedule 7 (Form of Accession Agreement)”.

4.	Additional Facilities:
(a)    Include a new limb at Clause 2.2 (Telenet Additional Facility) as follows:

“[x]
Each Party (other than each proposed Telenet Additional Facility Lender and the Company) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Telenet Additional Facility Accession Agreement which has been duly completed and signed on behalf of each proposed Telenet Additional Facility Lender, the Company and each proposed Borrower of the Additional Facility, and each Obligor agrees to be bound by such accession.”

5.	ERISA:

(a)	Delete the definition of “Reportable Event” in Clause 1.1 (Definitions).

(b)	Delete Clause 21.19 (ERISA) and replace it with the following:
“21.19 ERISA

(a)	Each Obligor must ensure that it shall not at any time establish, maintain, contribute to, or be required or permitted to contribute to, any Plan, or become a guarantor with respect to any Plan.

(b)	No Obligor will take any action that it knows is reasonably likely to cause it to incur any liability in respect of any Plan of an ERISA Affiliate.”

6.	US Regulations:

(a)	Delete the definition of “Regulation U” and add the following new definitions in Clause 1.1 (Definitions) as follows:
“Margin Regulations” means Regulation T, Regulation U and Regulation X. issued, in each case, by the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.
“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.

7.	Amendments and Waivers:

(a)	Add a new Clause 28.13 (Screen Rate) as follows:
28.8    Replacement of Screen Rate

“If any Screen Rate is not available for a currency which can be selected for an Advance, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and the Company.”

8.	Transfers:

(a)
Delete paragraph (a) of Clause 29.3 (Assignment and Transfers by Lenders) and replace it with the following new paragraphs (a) and (b) and make consequential changes to the numbering of the subsequent clauses:

“(a)
Subject to the other provisions of this Clause 29, any Lender may, at any time, (i) assign all or any of its rights and benefits, (ii) transfer (by way of novation) all or any of its rights, benefits and obligations or (iii) enter into a Sub-participation in respect of any of its rights, benefits and obligations, in each case under any Finance Documents to another person (the “New Lender”) provided that:

(i)	the prior written consent of the Company is received in respect of any assignment, transfer or Sub-participation, such consent not to be unreasonably withheld, and provided further that:

(A)	such consent shall be deemed to have been given if not declined in writing within ten Business Days of a written request by any Lender to the Company;

(B)	no consent shall be required in the case of any assignment, transfer or Sub-participation by a Lender to another Lender and/or to its Affiliate (or, if applicable, to any Related Fund); and

(C)
no consent shall be required in the case of any assignment, transfer or Sub-participation to any New Lender at any time after the occurrence of an Event of Default which is continuing pursuant to any of Clauses 22.2 (Non-payment), 22.6 (Insolvency), 22.7 (Insolvency Proceedings), 22.8 (Creditors’ Process) or 22.9 (Similar Proceedings); and

(ii)	the New Lender makes the representation set out in paragraph [X][5] of the Transfer Certificate.”

(b)
Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign, transfer or sub-participate any of its rights, benefits or obligations under the Finance Documents in relation to a Revolving Facility without the prior written consent of the Company, provided that no such consent shall be required in the case of any assignment, transfer or Sub-participation:

(i)
by a Lender to another Lender under the Revolving Facility and/or to its Affiliate (or, if applicable, to any Related Fund), in each case, which is a deposit taking financial institution authorised by a financial services regulator or similar regulatory body which has a long term credit rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s, Standard & Poor’s or Fitch; and

(ii)
to any New Lender at any time after the occurrence of an Event of Default which is continuing pursuant to any of Clauses 22.2 (Non-payment), 22.6 (Insolvency), 22.7 (Insolvency Proceedings), 22.8 (Creditors’ Process) or 22.9 (Similar Proceedings).”

(b)	Delete paragraph (c) and (d) of Clause 29.3 (Assignment and Transfers by Lenders).

(c)	Amend Clause 29.3 (Assignment and Transfers by Lenders) to include the following new paragraphs:

(i)
“Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign, transfer or sub-participate any of its rights, benefits or obligations under the Finance Documents to a New Lender that is a Defaulting Lender or a Sanctioned Lender, in each case without the prior written consent of the Company (acting in its sole discretion).

(ii)
Notwithstanding any other provision of this Clause 29.3 (Assignment and Transfers by Lenders), no assignment or transfer shall be permitted to settle or otherwise become effective within the period of five Business Days prior to the last day of the Term for the relevant Advance.

(iii)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the transferring Lender would have been had it remained a Lender.”

9.	Right of Cancellation and repayment of a Single Lender: add a new paragraph (e) to Clause 10.8 (Right of Repayment and Cancellation of a Single Lender) as follows:
“(e) Prepayments made pursuant to this Clause 10.8 (Right of Repayment and Cancellation of a Single Lender) shall be applied against the outstanding Advances of the relevant Lender pro rata.”.

10.	Increased Costs: amend Clause 14.2 (Exceptions) to include the following additional limbs:

“(l)	attributable to the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union; and

_______________________

5 Relating to qualifying lender representation in line with Liberty precedent.

(m)	attributable to the implementation or application of or compliance with BEPS Action 6.”

11.	Definitions: amend Clause 1.1 (Definitions) to include a definition of “BEPS Action 6” as follows:
““BEPS Action 6” means Action 6 of the Base Erosion and Profit Shifting Action Plan as set out in the Final Report published by the Organisation for Economic and Corporate Development on 5 October 2015.”.

12.	Changes to the Obligors:

(a)	Delete paragraph 2 (Other documents and evidence) of Part 2 of Schedule 2 (Condition Precedent Documents) and replace it as follows:

“2.
Subject to the proviso to sub-paragraph (a) of Clause 21.22 (Further Assurance), a copy of any Security Document that the Facility Agent (acting on the instructions of the Majority Lenders) may require (acting reasonably) in accordance with the 80% Security Test, provided that (i) the Additional Obligor or other relevant provider of security shall be under no obligation to procure the granting of security over any shares, in receivables owed by, or any other interest in any Joint Venture, or any other asset which the Security Agent agrees may be excluded from the security granted under the Security Documents, (ii) such Additional Obligor or other relevant provider of security shall not be required by the Facility Agent to enter into any Security Document as a condition to the relevant accession if such Security Document will be entered into by the relevant person within any original applicable grace period for such accession and (iii) the Facility Agent (acting in its sole discretion) may elect to waive the requirements of this paragraph 2 if the Company gives an undertaking in a form reasonably satisfactory to it that such requirements will be satisfied within 60 days of the relevant accession.”

(b)
Amend sub-paragraph (b) of Clause 29.8 (Permitted Affiliate Group Designation) to insert the following words at the end of the sentence, “provided that the Facility Agent (acting in its sole discretion) may elect to waive the requirements of this paragraph (b) if the Company gives an undertaking in a form reasonably satisfactory to it that such requirements will be satisfied within 60 days of the date that such Affiliate becomes a Permitted Affiliate Parent;”.

(c)	Amend paragraph (d) of Clause 29.9 (Additional Borrower) as follows:

(i)	insert the words “(acting reasonably)” at the end of the penultimate sentence of the paragraph; and

(ii)
delete the final sentence and replace it with the following words ““The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied (acting reasonably) that the conditions specified in this paragraph have been satisfied.”

(d)	Amend Clause 29.10 (Additional Guarantors) as follows:

(i)	insert the words “(acting reasonably)” at the end of the sentence at paragraph (b); and

(ii)
include a new sentence at the end of paragraph (b) as follows: “The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied (acting reasonably) that the conditions specified in this paragraph have been satisfied.”

(e)	Amend paragraph 4 (Other Documents and Evidence) of Schedule 2, Part 2 to add the following text at the end:

“
provided that the Facility Agent (acting in its sole discretion) may elect to waive the requirements of this paragraph if the Company gives an undertaking in a form reasonably satisfactory to it that such requirements will be satisfied within 60 days of the date that such Proposed Affiliate Subsidiary becomes an Additional Guarantor.”

13.	80% Security Test:

(a)
Add the following words after the reference to “the requirement that” in the first sentence of the definition of 80% Security Test in Clause 1.1 (Definitions), “, save as otherwise provided in Clause 21.22 (Further Assurance) and subject to the Agreed Security Principles,”.

(b)	Add the following words at the end of the definition of 80% Security Test in Clause 1.1 (Definitions):
“ and provided further that the EBITDA of any member of the Group that is not required to (or cannot) become a Guarantor and grant Security (or procure the granting of Security) due to the provisions of the Agreed Security Principles shall be disregarded for the purposes of calculating the 80% Security Test numerator and denominator, and such requirements shall at all times be subject to any grace period under this Agreement”

14.	Releases:

(a)	Delete paragraph (d) of Clause 28.2 (Exceptions) and replace it as follows:

“(d)
A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 17 (Guarantee and Indemnity) or a release of any Security under the Security Documents, in each case, other than in accordance with the terms of any Finance Document shall require the prior written consent of affected Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Commitments plus Outstandings of those affected Lenders. This Clause may not be amended without the consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Commitments plus Outstandings.”

(b)	Amend Clause 28.3 (Release of Security) as follows:

(i)	Delete sub-paragraph (b)(i) and replace it as follows:

“(i)
the disposal is (A) permitted under Clause 21.6 (Disposals), (B) in accordance with the resignation of any Obligor in accordance with Clause 29.11(b)(i)(B) (Resignation of an Obligor (other than the Company)), (C) as a result of, or in connection with, any solvent liquidation or dissolution that complies with Clause 21.23 (Internal Reorganisation) or (D) the consent of the Majority Lenders has been obtained; and”

(ii)	Delete sub-paragraph (e) and replace it as follows:

“(e)
The Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect any release (i) permitted under this Clause 28.3 (Release of Security), (ii) required to permit the granting of any Security Interest permitted under Clause 21.5 (Negative pledge), (iii) expressly permitted under the Finance Documents (excluding, for the avoidance of doubt, pursuant to any consent obtained from the Majority Lenders), (iv) permitted under the Intercreditor Agreement, (v) to which a prior written consent of the relevant Lenders has been granted in accordance with paragraph (d) of Clause 28.2 (Exceptions), (vi) in connection with any Permitted Transaction (other than a Permitted Transaction pursuant to paragraph (a) or (i) of that definition) or (vii) if it is necessary or desirable in connection with Clause 21.23 (Internal Reorganisation).”

(iii)	Add new sub-paragraphs (f) and (g) as follows:

“(f)
Notwithstanding any other provision of this Agreement, the Company may require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect the release of the Security granted over any asset of an Obligor pursuant to the Security Documents to which it is a party to enable the relevant Obligor to grant in connection with that asset any encumbrance permitted under Clause 21.5 (Negative pledge). If, immediately prior to such release the relevant Obligor was treated as an Obligor for the purpose of the 80% Security Test, the relevant Obligor shall continue to be treated as an Obligor for those purposes notwithstanding any such release.

(g)
The Company may designate that any Affiliate Subsidiary is no longer an Affiliate Subsidiary and require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the Company, execute such documents as may be required or desirable to effect the release of the guarantees provided and Security granted in connection with the accession of such Affiliate Subsidiary as a Guarantor (“Affiliate Subsidiary Release”); provided that immediately after giving effect to such Affiliate Subsidiary Release, either (i) the Guarantors at the relevant time represent a percentage which is greater than that required to satisfy the 80% Security Test and the Company provides a certificate to the Facility Agent certifying that upon the Affiliate Subsidiary Release the 80% Security Test would continue to be satisfied or (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) an Obligor could incur at least €1.00 of additional Financial Indebtedness pursuant to paragraph (v) of the definition of Permitted Financial Indebtedness or (2) the ratios of Net Senior Debt to Consolidated Annualised EBITDA and of Net Total Debt to Consolidated Annualised EBITDA (when calculated by both excluding any Holdco Debt, and then including any Holdco Debt), would be no greater than they were immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such Affiliate Subsidiary Release.”

15.	Insolvency Event:

(a)
Amend the definition of Insolvency Event in Clause 1.1 (Definitions) to replace the words “in relation to a Finance Party” with the words “in relation to a Finance Party or a Holding Company of that Finance Party”.

(b)	Amend the definition of Insolvency Event in Clause 1.1 (Definitions) to add a new paragraph as follows:
“has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;”.

16.	Further Conditions Precedent: delete the lead-in sentence at paragraph (b) of Clause 4.2 (Further Conditions Precedent) and replace it as follows:

“(b)	in any other case on the date of the proposed Utilisation Date for that Advance or Documentary Credit:”

17.
Prepayments: amend paragraph (g) of Clause 10.10 (Miscellaneous Provisions) to include the following wording at the end of the sentence: “(except to the extent any part of an Advance is to be repaid on a cashless basis as part of a Permitted Financing Action).”

18.	Sanctions: include the following new definitions in Clause 1.1 (Definitions):
““Sanctioned Country” means any country or other territory subject to comprehensive countrywide or territory wide Sanctions.
“Sanctioned Lender” means any person acting through a Facility Office situated in, or which is a branch of an institution situated in, a Sanctioned Country.
“Sanctions” means any applicable law, directive, national statute or administrative regulation relating to money laundering, unlawful financial activities or unlawful use or appropriation of corporate funds including economic or financial sanctions or trade embargoes imposed by the US (including those administered by the Office of Foreign Assets Control of the US Department of Treasury.”

19.
Break Costs: amend sub-paragraph (a)(i) of the definition of “Break Costs” in Clause 1.1 (Definitions) to include the words “and the effect of any interest rate floor” after the words “excluding the Margin” in parentheses.

20.	Content: amend the definition of “Content” in Clause 1.1 (Definitions) to include the words “production of and” after the word “means”.

21.	Excluded Matters: include a new Clause 22.19 (Excluded Matters) as follows:
“22.19     Excluded Matters
Notwithstanding any other term of the Finance Documents:

(a)	no Permitted Transaction;

(b)
other than in the case of an Event of Default under Clause 22.2 (Non-payment), no breach of any representation, warranty, undertaking or other term of (or default or event of default under) a Hedging Agreement or an Ancillary Facility Document; and

(c)	no Withdrawal Event,
shall (or shall be deemed to) constitute a breach of any representation and warranty or undertaking in the Finance Documents or result in the occurrence of a Default or an Event of Default and shall be expressly permitted under the terms of the Finance Documents.

For the purpose of this Clause, “Withdrawal Event” means:

(a)	the withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union (being the euro);

(b)	the redenomination of the euro into any other currency by the government of any current or former participating member state of the European Union; and/or

(c)	the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union.”

22.	Permitted Tax Reorganisation:

(a)	Amend Clause 1.1 (Definitions) to add the following new definition of ‘‘Permitted Tax Reorganisation’’ as follows:
“‘‘Permitted Tax Reorganisation’’ means any reorganisations and other activities related to tax planning and tax reorganisation entered into prior to, on or after the Signing Date so long as such Permitted Tax Reorganisation is not materially adverse to the Lenders (as determined by the Company in good faith).”.

(b)	Amend the definition of “Permitted Transaction” in Clause 1.1 (Definitions) to add a new paragraph (j) as follows:
“(j)    a Permitted Tax Reorganisation;”

23.	Further assurance:

(a)	Amend sub-paragraph (a)(i) Clause 21.22 (Further Assurance) in order that it reads as follows:

“(a)	The Company shall, subject to the Agreed Security Principles:

(i)
within 60 days after the Closing Date, ensure that sufficient members of the Group shall become a party to this Agreement as an Obligor so as to satisfy the 80% Security Test, as tested by reference to the Original Financial Statements, and, thereafter, subject to the proviso below and except as otherwise provided in this Clause 21 (General Covenants), procure that the 80% Security Test is satisfied at the end of each financial year where such test is calculated by reference to the annual financial information relating to the Group most recently delivered pursuant to Clause 19.1 (Financial Statements) and certified in the relevant Compliance Certificate accompanying the same;”; and

(b)	Delete the following proviso in paragraph (a) of Clause 21.22 (Further Assurance):
“provided that, in respect of sub-paragraph (ii) above, any member of the Group or any Permitted Affiliate Parent which is required to become an Obligor within an applicable grace period shall be entitled to become an Obligor without delivering any Security Documents to the Security Agent provided that such Security Documents shall be delivered to the Security Agent prior to the end of that applicable grace period.”

and replace it with the following proviso:
“provided that, in respect of sub-paragraph (ii) above, that any member of the Group or any Permitted Affiliate Parent (as applicable) which is required to become an Obligor shall be entitled to become an Obligor without delivering any Security Documents to the Security Agent at the time of its accession to this Agreement provided that such Security Documents shall be delivered to the Security Agent within 60 days of its accession as an Obligor to this Agreement (or if longer by the end of the 60 Business Day grace period referenced in paragraph (e) of this Clause 21.22 (Further Assurance)).”

24.
Agreed Security Principles: include a new schedule to the Credit Agreement in respect of Agreed Security Principles in line with recent Liberty precedents and include references to such Agreed Security Principles in the Credit Agreement in line with recent Liberty precedents.

25.	Non-Consenting Lenders: in the definition of “Non-Consenting Lender” at paragraph (a) of Clause 28.5 (Replacement of Lenders), delete the reference to “21 days” and replace it with “10 Business Days”.

26.	Contractual recognition of bail-in:

(a)	Amend Clause 33 (Pro Rata Sharing) to add the following words as a new Clause 33.6 (Contractual recognition of bail-in):
“Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)    any Bail-In Action in relation to any such liability, including:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)    a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.”

(b)	Amend Clause 1.1 (Definitions) to add the following new definitions:
““Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law as described in the EU Bail-In Legislation Schedule from time to time; and

(b)
in relation to the United Kingdom (if a Withdrawal Event is effected by the United Kingdom) Part I of the UK Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); and

(c)	in relation to any other state, any analogous law from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EU Bail-In Legislation Schedule” means the document described as such and published by the LMA (or any successor person) from time to time.
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“Write-down and Conversion Powers” means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)    in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)    any similar or analogous powers under that Bail-In Legislation; and
(c)    in relation to any UK Bail-In Legislation:

(i)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.”

27.	QFC Credit Support:

(a)	amend Clause 33 (Pro Rata Sharing) to add the following words as a new Clause 33.7 (QFC Credit Support):
“To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the Parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	For the purposes of this Clause 33.7, the following terms have the following meanings:
“BHC Act Affiliate” of a Party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

28.	FATCA Application Date: delete the definition of “FATCA Application Date” at Clause 1.1 (Definitions) and replace it as follows:

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interests and certain other sources within the US), 1 July 2014; or

(b)
in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

29.
Hedge Counterparties: in the definitions of “Acceptable Hedge Counterparty” and “Hedge Counterparty” in Clause 1.1 (Definitions) of the Intercreditor Agreement, after the words “credit institution” add the words “or financial institution”.

30.	Financial Indebtedness: amend sub-paragraph (ii) of the definition of “Financial Indebtedness” at Clause 1.1 (Definitions) as follows:

“(i)	indebtedness which is in the nature of equity (other than shares which are redeemable by the holder of such shares on or before the latest Final Maturity Date) or equity derivatives;”

31.	Net Proceeds: delete the reference to “reasonable” in the definition of “Net Proceeds” at Clause 1.1 (Definitions).

32.	Permitted Disposal: amend the definition of “Permitted Disposal” at Clause 1.1 (Definitions) as follows:

(a)
At sub-paragraph (c), delete the following words “(provided that any such property or other assets shall be subject to Security Interests in favour of the Security Agent if required pursuant to Clause 21.22(a)(i) (Further Assurances))”.

(b)	At sub-paragraph (r), replace the reference to “10 Business Days” with “60 days”.

(c)	At sub-paragraph (xx)(ii), replace the reference to “business or creating” with “business of creating”

33.	Permitted Security: amend the definition of “Permitted Security Interest” at Clause 1.1 (Definitions) as follows:

(a)	At sub-paragraph (l), delete the reference to “in the ordinary course of its business and”.

(b)	At sub-paragraph (j), replace the words “Security Interest over or affecting any asset of any person” with “Security Interest over or affecting any asset of, or shares in, any person”.

(c)
At sub-paragraph (u), replace the words “Security Interest over or affecting any asset acquired by a member of the Group” with “Security Interest over or affecting any asset (including any shares) acquired by a member of the Group”.

34.	Increase Lender: at sub-paragraph (iii) of Clause 2.1(g) (Increase), replace the reference to “participating Lender” with “relevant Increase Lender”.

35.	Cash Collateral by Non-Accepting Lender: delete sub-paragraph (i) of Clause 6.8(d) (Cash Collateral by Non-Accepting Lender) and replace it as follows:

“(i)
on the Signing Date or on any later date on which it becomes such a Lender in accordance with Clause 2.1 (Increase), Clause 2.2 (Telenet Additional Facility) or Clause 29 (Changes to Parties) whether it is a Non-Acceptable L/C Lender; and”

36.	Loans and Guarantees: amend Clause 21.13 (Loans and Guarantees) as follows:

(a)	At sub-paragraph (n)(iii), delete the reference to “is likely to” and replace with “will”.

(b)	At sub-paragraph (r), insert the words “directly or indirectly” before the reference to “such member” on the third line.

SIGNATORIES

AGENTS
THE BANK OF NOVA SCOTIA as Facility Agent

By:
AUTHORIZED SIGNATORY                Signature
AUTHORIZED SIGNATORY, DIRECTOR            Name

By:
AUTHORIZED SIGNATORY                Signature
AUTHORIZED SIGNATORY, DIRECTOR            Name

(Signature Page to Facility AR Accession Agreement)

KBC BANK NV as Security Agent

By:
AUTHORIZED SIGNATORY                        Signature
AUTHORIZED SIGNATORY, AGENT SYNIDCATED LOANS        Name

By:
AUTHORIZED SIGNATORY                        Signature
AUTHORIZED SIGNATORY, HEAD AGENCY SYNDICATED LOANS    Name

(Signature Page to Facility AR Accession Agreement)

BORROWER
TELENET FINANCING USD LLC
EXECUTED AS A DEED

Name:    AUTHORIZED SIGNATORY
Title:    AUTHORIZED SIGNATORY, DIRECTOR

in the presence of:
Name:    AUTHORIZED SIGNATORY
Occupation: DIRECTOR
Address: LIERSESTEENWEG 4, 2800 MECHELEN, BELGIUM

(Signature Page to Facility AR Accession Agreement)

GUARANTORS
TELENET FINANCING USD LLC
EXECUTED AS A DEED

Name:    AUTHORIZED SIGNATORY
Title:    DIRECTOR

in the presence of:
Name:    AUTHORIZED SIGNATORY
Occupation: DIRECTOR
Address: LIERSESTEENWEG 4, 2800 MECHELEN, BELGIUM

(Signature Page to Facility AR Accession Agreement)

TELENET BV
EXECUTED AS A DEED

Name: AUTHORIZED SIGNATORY
Title: CEO /AUTHORISED REPRESENTATIVE

Name:
Title:

(Signature Page to Facility AR Accession Agreement)

TELENET GROUP NV
EXECUTED AS A DEED

Name: AUTHORIZED SIGNATORY
Title: CEO /AUTHORISED REPRESENTATIVE

Name:
Title:

(Signature Page to Facility AR Accession Agreement)

TELENET INTERNATIONAL FINANCE S.À R.L
EXECUTED AS A DEED

Name:    AUTHORIZED SIGNATORY
Title:    CEO /AUTHORISED REPRESENTATIVE

in the presence of:
Name:    AUTHORIZED SIGNATORY
Occupation: LEGAL COUNSEL
Address: LIERSESTEENWEG 4, 2800 MECHELEN, BELGIUM

(Signature Page to Facility AR Accession Agreement)

EXISTING SECURITY PROVIDERS
TELENET FINANCING USD LLC
EXECUTED AS A DEED

Name:    AUTHORIZED SIGNATORY
Title:    AUTHORIZED SIGNATORY, DIRECTOR

in the presence of:
Name:    AUTHORIZED SIGNATORY
Occupation: DIRECTOR
Address: LIERSESTEENWEG 4, 2800 MECHELEN, BELGIUM

(Signature Page to Facility AR Accession Agreement)

TELENET BV
EXECUTED AS A DEED

Name: AUTHORIZED SIGNATORY

Title: CEO/AUTHORISED REPRESENTATIVE

Name:

Title:

(Signature Page to Facility AR Accession Agreement)

TELENET INTERNATIONAL FINANCE S.À R.L
EXECUTED AS A DEED

Name:    AUTHORIZED SIGNATORY
Title:    CEO /AUTHORISED REPRESENTATIVE

in the presence of:
Name:    AUTHORIZED SIGNATORY
Occupation: LEGAL COUNSEL
Address: LIERSESTEENWEG 4, 2800 MECHELEN, BELGIUM

(Signature Page to Facility AR Accession Agreement)

TELENET GROUP HOLDING NV
EXECUTED AS A DEED

Name: AUTHORIZED SIGNATORY

Title: CEO/AUTHORISED REPRESENTATIVE

Name:

Title:

(Signature Page to Facility AR Accession Agreement)

TELENET GROUP NV
EXECUTED AS A DEED

Name: AUTHORIZED SIGNATORY

Title: CEO/AUTHORISED REPRESENTATIVE

Name:

Title:

(Signature Page to Facility AR Accession Agreement)

TELENET ADDITIONAL FACILITY AR LENDER

THE BANK OF NOVA SCOTIA

By:
AUTHORIZED SIGNATORY                Signature
AUTHORIZED SIGNATORY, DIRECTOR            Name

By:
AUTHORIZED SIGNATORY                Signature
AUTHORIZED SIGNATORY, DIRECTOR            Name

(Signature Page to Facility AR Accession Agreement)